FORWARD AIR CORPORATION
NOTICE OF GRANT OF PERFORMANCE SHARES

The Participant has been granted an award of an opportunity to receive a number of Performance Shares (the “Award”) pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) and the CEO Performance Share Agreement attached hereto (the “Agreement”), as follows:

Participant:	Bruce A. Campbell	Employee ID:
Grant Date:	________________	Grant No.:
Target Number of Performance Shares:	[_______________], subject to adjustment as provided by the Agreement.
Maximum Number of Performance Shares:	[_______________], subject to adjustment as provided by the Agreement.
Performance Metric:	Percentile Ranking of Total Shareholder Return within Peer Group
Performance Period:
Three-year period beginning on the January 1st that immediately precedes the Grant Date and ending on the December 31st that immediately precedes the third anniversary of the Grant Date (_________ - __________)

Performance Share Vesting Date:	The date that is 2½ months after the last day of the Performance Period, except as otherwise provided by the Agreement.
Vested Performance Shares:
Provided that the Participant’s Service has not terminated prior to the Performance Share Vesting Date, except as provided by the Agreement, on the Performance Share Vesting Date the number of Vested Performance Shares (not to exceed the Maximum Number of Performance Shares) shall be determined by multiplying the Target Number of Performance Shares by the TSR Multiplier (as defined by the Agreement).

Settlement Date:	The Performance Share Vesting Date, except as otherwise provided by the Agreement.
Recoupment Policy:
The Award shall be subject to the terms and conditions of such policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

By their signatures below, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges receipt of a copy of the Plan, the Agreement and the prospectus for the Plan, represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of its terms and conditions.

FORWARD AIR CORPORATION                PARTICIPANT

By:
Signature

Its:
Date

ATTACHMENT:	CEO Performance Share Agreement

FORWARD AIR CORPORATION
CEO PERFORMANCE SHARE AGREEMENT

Forward Air Corporation, a Tennessee corporation (the “Company”), has granted to the Participant named in the Notice of Grant of Performance Shares (the “Grant Notice”) to which this CEO Performance Share Agreement (the “Agreement”) is attached an Award consisting of Performance Shares subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.
1.Definitions and Construction.

1.1    Definitions. Unless otherwise defined herein, including within the Glossary at the end of this Agreement, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. The Company intends that the Award made under this Agreement constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder, and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent. The Company intends that the Award made under this Agreement comply with, or otherwise be exempt from, Section 409A (including any amendments or replacements of such section), and the provisions of this Agreement shall be construed and administered in a manner consistent with this intent.

2.Administration.
All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee. All determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Award.
3.The Award.

3.1    Grant of Performance Shares. On the Grant Date, the Participant has acquired, subject to the provisions of this Agreement, an opportunity to receive a number of Performance Shares, which shall not exceed the Maximum Number of Performance Shares set forth in the Grant Notice, subject to adjustment as provided in Section 9. The number of Performance Shares, if any, ultimately earned by the Participant, shall be that number of Performance Shares which become Vested Performance Shares.

3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Performance Shares or the Common Shares issued upon settlement of the Performance Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company (or any Affiliate) or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company (or any Affiliate) or for its benefit having a value not less than the par value of the Common Shares issued upon settlement of the Vested Performance Shares.

4.Certification by the Committee.

4.1    Percentile Ranking of Peer Group Total Shareholder Return. As soon as practicable following completion of the Performance Period, and in any event on or before the Performance Share Vesting Date, the Committee shall certify in writing the TSR Percentile Ranking of the Company for the Performance Period and the resulting number of Performance Shares, if any, which shall become Vested Performance Shares on the Performance Share Vesting Date, subject to the Participant’s continued Service until the Performance Share Vesting Date, except as otherwise provided by Section 5 or Section 8. The number of Performance Shares which shall become Vested Performance Shares on the Performance Share Vesting Date, subject to the Participant’s continued Service until the Performance Share Vesting Date, shall be determined by multiplying the Target Number of Performance Shares specified on the Grant Notice by the TSR Multiplier specified below, based on the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Companies, rounding up to the nearest whole share:

TSR Percentile Ranking	TSR Multiplier
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

The Total Shareholder Return for each Peer Company and the Company will be calculated based on the Ending Stock Price on the last trading day of each of the four calendar quarters of the third calendar year of the Performance Period and a TSR Multiplier will be calculated for each quarter. The four quarterly TSR Multipliers will be averaged to determine the final payout for the Performance Period.
The TSR Multiplier for an achieved TSR Percentile Ranking falling between the percentages set forth in the table above shall be determined by straight-line interpolation. The Company shall promptly notify the Participant of the determination by the Committee.
4.2    Adjustment to Performance Period. Notwithstanding anything on the Grant Notice or in this Agreement to the contrary, if for any reason the Company ceases to have its Common Stock listed for public trade on any national securities exchange or market before the last day of the Performance Period specified on the Grant Notice, the Performance Period shall end as of the last date that the Company’s Common Stock is listed for public trade on a national securities exchange or market. Any temporary halt in trading, including without limitation any period during which trade is suspended while the Company comes into compliance with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be disregarded for this purpose.

5.Vesting of Performance Shares.

5.1    In General. Except as provided by this Section 5 and Section 8, the Performance Shares shall vest and become Vested Performance Shares as provided in the Grant Notice and Section 4.1, as certified by the Committee.

5.2    Termination of Service Other Than By Reason of Retirement, Death, Disability or in Connection With a Change in Control of the Company. In the event the Participant’s Service terminates for any reason prior to the Performance Share Vesting Date, other than by reason of Retirement, death, Disability, or Qualifying Termination coincident with or within 24 months after a Change in Control of the Company, the Participant shall immediately forfeit, without requiring any act of the Participant or the Company to effectuate such forfeiture, all rights to and interests in the Performance Shares subject to the Award and the Award shall be cancelled as of the last day of the Participant’s Service. The Participant shall not be entitled to any payment for such forfeited Performance Shares.

5.3    Termination of Service by Reason of Death or Disability. In the event the Participant’s Service terminates by reason of death or Disability prior to the Performance Share Vesting Date, a number of Performance Shares shall become Vested Performance Shares on the last day of the Participant’s Service as follows. The number of Performance Shares which shall become Vested Performance Shares shall be the product, rounded up to the nearest whole share, of (a) the Target Number of Performance Shares specified on the Grant Notice, multiplied by (b) a TSR Multiplier of 100%, multiplied by (c) a percentage equal to the ratio of the number of whole and partial months (rounded up to the nearest integer) of the Participant’s Service during the Performance Period to the number of full months contained in the Performance Period. Notwithstanding the foregoing, in the event the Participant’s Service terminates by reason of death or Disability after the end of the Performance Period but prior to the Performance Share Vesting Date, the TSR Multiplier to be used in the equation set forth in the immediately preceding sentence shall be the TSR Multiplier applicable for the Performance Period as determined under Section 4.1. The Participant shall forfeit, without requiring any act of the Participant, his personal representative or the Company to effectuate such forfeiture, all rights to and interests in any Performance Shares subject to the Award that do not become Vested Performance Shares under this Section 5.3 and the Award shall be cancelled with respect to such unvested Performance Shares on the last day of the Participant’s Service. Neither the Participant nor any person claiming through the Participant shall be entitled to any payment for such forfeited Performance Shares.

5.4    Termination of Service by Reason of Retirement. In the event the Participant’s Service terminates by reason of Retirement prior to the Performance Share Vesting Date, then, except as otherwise provided in Section 8.1, on the Performance Share Vesting Date the number of Performance Shares that shall become Vested Performance Shares, rounded up to the nearest whole share, shall be determined by multiplying (a) that number of Performance Shares that would have become Vested Performance Shares under Section 4.1 had no such termination occurred by (b) a percentage equal to the ratio of the number of whole and partial months (rounded up to the nearest integer) of the Participant’s Service during the Performance Period to the number of full months contained in the Performance Period.

5.5    Vesting Upon Qualifying Termination Following a Change In Control. In the event the Participant suffers a Qualifying Termination coincident with or within 24 months following the CIC Date of a Change in Control but before the Performance Share Vesting Date, vesting of the Participant’s outstanding Award (or outstanding Substitute Award, as the case may be) shall be accelerated so that the greater of (a) 100% of the Target Number of Performance Shares specified on the Grant Notice or (b) the number of Performance Shares that otherwise would have become vested as of the Performance Share Vesting Date, based on the TSR Multiplier (without the four-quarter averaging) attained as of the date of such Qualifying Termination, determined as if the Participant’s last day of Service is the last day of the Performance Period, shall become Vested Performance Shares effective as of the last day of the Participant’s Service; provided, however, that if the outstanding Substitute Award provides for valuation by reference to anything other than Performance Shares following the CIC Date then the Participant shall become 100% vested in such value as of the last day of the Participant’s Service. In either such case, the Participant’s Award or Substitute Award shall be settled as soon as practicable, generally within 30 days, after the Participant’s last day of Service, except to the extent that settlement of such Award (or outstanding Substitute Award, as the case may be) must be made pursuant to its original schedule in order to comply with Section 409A of the Code. The Participant shall forfeit, without requiring any act of the Participant, his personal representative or the Company to effectuate such forfeiture, all rights to and interests in any Performance Shares subject to the Award or Substitute Award that do not become Vested Performance Shares under this Section 5.5. Neither the Participant nor any person claiming through the Participant shall be entitled to any payment for such forfeited Performance Shares.

5.6    Forfeiture of Unvested Performance Shares. Except as otherwise provided by this Section 5 or Section 8, on the Performance Share Vesting Date, the Participant shall forfeit, without requiring any act of the Participant or the Company to effectuate such forfeiture, all rights to and interests in any Performance Shares subject to the Award that have not become Vested Performance Shares and the Award shall be cancelled with respect to such unvested Performance Shares. The Participant shall not be entitled to any payment for such forfeited Performance Shares.

6.Settlement of the Award.

6.1    Issuance of Common Shares. Subject to the provisions of Section 6.3, Section 7.2 and Section 8.1 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Performance Share one (1) Common Share. Common Shares issued in settlement of Performance Shares shall be subject to any restrictions as may be required pursuant to Section 6.3, Section 7 or the Insider Trading Policy.

6.2    Beneficial Ownership of Common Shares. Upon issuance of Common Shares in settlement of the Award, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on the Participant’s behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason. Except as otherwise provided by this Section 6.2, the Common Shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs or estate of the Participant.

6.3    Restrictions on Grant of the Award and Issuance of Common Shares. The grant of the Award and issuance of Common Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No Common Shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Common Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.4    Fractional Shares. The Company shall not be required to issue fractional Common Shares upon the settlement of the Award. Any fractional share resulting from the determination of the number of Vested Performance Shares shall be rounded up to the nearest whole number.

7.Tax Matters.

7.1    In General. At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of Common Shares in settlement thereof. The Company shall have no obligation to process the settlement of the Award or to deliver Common Shares until the tax withholding obligations as described in this Section have been satisfied by the Participant.

7.2    Withholding in Common Shares. Subject to applicable law, the Company may, in its sole discretion, permit the Participant to satisfy any tax withholding obligations that arise in connection with the Award by directing that the Company reduce the number of shares of Common Shares otherwise issuable to the Participant in settlement of the Award by a number of whole Common Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, up to the amount of such tax withholding obligations determined by the applicable statutory withholding rates.

8.Change In Control.

8.1    Treatment of Award Upon a Change in Control. In the event of the consummation of a Change in Control before the Settlement Date, the outstanding Award shall be assumed or an equivalent award, as determined in the discretion of the Committee, shall be granted by the successor corporation to the Company or a parent or subsidiary of such successor corporation in substitution for the outstanding Award (each such assumed Award or equivalent award granted, a “Substitute Award”) and, except as provided by Section 5, this Section 8, or the terms of the Substitute Award, the Substitute Award shall vest and become Vested Performance Shares as provided in the Grant Notice and Section 4.1.
(a)If neither such successor corporation, nor a parent or subsidiary of such successor corporation, agrees to assume the Award or to substitute an equivalent award, as determined in the discretion of the Committee, then vesting of the outstanding Award shall be accelerated so that the greater of (a) 100% of the Target Number of Performance Shares specified on the Grant Notice or (b) the number of Performance Shares that would have become vested as of the Performance Share Vesting Date, based on the TSR Multiplier (without the four-quarter averaging) attained as of the CIC Date, determined as if the CIC Date is the last day of the Performance Period, shall become Vested Performance Shares effective as of the CIC Date, provided that the Participant’s Service has not terminated prior to the CIC Date. Under these circumstances, the Settlement Date shall be the CIC Date or as soon as practicable thereafter.
(b)Notwithstanding the foregoing, if the Participant’s Service terminates due to Retirement and a Change in Control is consummated before the Participant’s Award is settled and no Substitute Award is assumed or granted, vesting of the Participant’s outstanding Award shall be accelerated so that a number of Performance Shares shall become Vested Performance Shares effective as of the CIC Date determined, rounded up to the nearest whole share, by multiplying (a) that number of Performance Shares that would have become Vested Performance Shares under this Section 8.1 had no such Retirement occurred by (b) a percentage equal to the ratio of the number of whole and partial months (rounded up to the nearest integer) of the Participant’s Service during the Performance Period to the number of full months contained in the Performance Period as reflected on the Grant Notice.

(c)Notwithstanding anything herein to the contrary, the Committee may, in its discretion, determine that upon a Change in Control, each Award outstanding immediately prior to the Change in Control shall be canceled in exchange for payment with respect to the number of Performance Shares that otherwise would become Vested Performance Shares by reason of this Section 8.1, in (a) cash, (b) stock of the Company or the acquiring entity or any parent company of the acquiring entity, or (c) other property. In any such case, the payment shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control for each such Vested Performance Share (subject to any required tax withholding). Such payment shall be made within 30 days following the Change in Control.
(d)All of the foregoing provisions of this Section 8.1 may be revised or eliminated, in whole or in part, in the discretion of the Committee and without the consent of the Participant, to the extent that the Committee determines such action to be appropriate or desirable after obtaining in connection with a Change in Control transaction a shareholder advisory vote required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any successor provision, on golden parachute compensation arrangements, provided that this Agreement is a subject of that advisory vote.

8.2    Federal Excise Tax Under Section 4999 of the Code.
(a)    Excess Parachute Payment. In the event that any acceleration of vesting of the Performance Shares and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion before the consummation of the Change in Control transaction, to reduce the amount of any acceleration of vesting called for by this Agreement in order to avoid such characterization.
(b)    Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.2(a), no later than ten (10) days before the anticipated date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 8.2(a) (an “Event”), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within three (3) days before the date of the Event the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and make reasonable assumptions and projections needed to make their required determination. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.2(b).

9.Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company, in the event of any change in the Common Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of the Common Shares, appropriate adjustments shall be made by the Committee in the number of Performance Shares and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive. The Committee shall have discretion to make appropriate adjustments, as determined by the Committee, to the Total Shareholder Return calculation for the Company or any Peer Company in the event that the common securities of the Company or such Peer Company are affected by a stock split, reverse stock split, stock dividend, or similar change in capitalization.

10.Rights as a Stockholder or Employee.

The Participant shall have no rights as a stockholder with respect to any Common Shares which may be issued in settlement of this Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 9. Except as otherwise provided in a separate, written employment agreement between the Company or any Affiliate and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in the Grant Notice or this Agreement shall confer upon the Participant any right to continue in Service with the Company or any Affiliate or interfere in any way with any right of the Company or any Affiliate to terminate the Participant’s Service with the Company or any Affiliate at any time.
11.Compliance with Section 409A.

11.1    General Rule of Interpretation. This Agreement and the Performance Shares granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A as set forth in Treas. Reg. § 1.409A-1(b)(4). In administering this Agreement, the Committee shall interpret this Agreement in a manner consistent with such exemption.

11.2    Required Delay in Payment to Specified Employee. Notwithstanding the foregoing, if it is determined that the Performance Shares fail to satisfy the requirements of the short-term deferral rule and otherwise result in Section 409A Deferred Compensation, and if the Participant is a “specified employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s separation from service (within the meaning of Treas. Reg. § 1.409A-1(h)), then the issuance of any shares that would otherwise be made in connection with a "separation from service” (as determined for purposes of Section 409A) upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on the Participant in respect of the shares under Section 409A.

11.3    Other Delays in Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with Code Section 409A. Notwithstanding the foregoing:
(a)If any payment is due to the Participant upon a Change in Control but such Change in Control does not constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Section 409A(a)(2)(A)(v), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs (e.g., death, Disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A).
(b)If any payment is due to the Participant upon the Participant’s termination of Service but such termination of Service does not constitute a “separation from service” as defined in Section 409A(a)(2)(A)(i), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs.
(c)If any payment is due to the Participant upon the Participant’s becoming Disabled but such disability does not meet the requirements of a disability under Section 409A(a)(2)(C), then such payment which constitutes Section 409A Deferred Compensation shall be deferred until another permissible payment event contained in Section 409A occurs.

11.4    Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with Section 409A without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

11.5    Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the

Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award. The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

12.Miscellaneous Provisions.

12.1    Termination or Amendment. The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may materially adversely affect the Participant’s rights under this Agreement, as determined in good faith in the discretion of the Committee, without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.

12.2    Nontransferability of the Award. Prior the issuance of Common Shares, neither this Award nor any Performance Shares subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, garnishment by creditors of the Participant or the Participant’s beneficiary, or in any other manner made subject to a hedging transaction or puts and calls, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

12.3    Unfunded Obligation. The Participant shall have the status of a general unsecured creditor of the Company. Any amounts payable to the Participant pursuant to the Award shall be an unfunded and unsecured obligation for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and the Participant, or otherwise create any vested or beneficial interest in the Participant or the Participant’s creditors in any assets of the Company. The Participant shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Award.

12.4    Further Instruments. The Company and the Participant agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

12.5    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

12.6    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or any Affiliate, or upon deposit in the U.S. Post Office, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed as applicable to the last known address of the Participant or the address of the principal executive office of the Company, in care of its General Counsel, or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, the Plan prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 12.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and Grant Notice, as described in Section 12.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 12.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 12.6(a).

12.7    Recoupment. Notwithstanding anything to the contrary in this Agreement, the Performance Shares (including any income, capital gains, proceeds realized or other economic benefit actually or constructively received by you upon the receipt, vesting or settlement of the Performance Shares, and your sale or other disposition of the Common Shares received in settlement of the Performance Shares) shall be subject to recovery under any clawback, recovery or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s existing Recoupment Policy, as amended from time to time or any successor thereto, and any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, or the requirements of any national securities exchange on which the Company’s Common Shares may be listed. By accepting the Performance Shares, you expressly acknowledge and agree that the Performance Shares are subject to the terms of the foregoing policies, whether retroactively or prospectively adopted, and agree to cooperate fully with the Committee to facilitate the recovery of any Performance Shares or proceeds realized from your sale or other disposition of the Common Shares received in settlement of the Performance Shares that the Committee determines in its sole discretion is required or entitled to be recovered pursuant to the terms of such policies.

12.8    Retention. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that the terms and conditions of the Company’s existing Executive Stock Ownership and Retention Guideline, as amended from time to time or any successor thereto (the “Ownership Guideline”), are incorporated by reference into this Agreement and shall apply to your Performance Shares if you on the Grant Date are or subsequently become an employee who is subject to the Ownership Guideline.

12.9    Integrated Agreement. The Grant Notice, this Agreement, the Ownership Guideline, and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

12.10    Applicable Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Tennessee, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Greeneville, Tennessee, and you hereby agree and submit to the personal jurisdiction and venue thereof.

12.11    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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GLOSSARY

(a)    “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company or any successor to the Company. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

(b)    “Beginning Stock Price” means the closing price on the applicable stock exchange of one share of common stock immediately prior to the first day of the Performance Period..

(c)    “Cause” means (A) the Participant's fraud, malfeasance, self-dealing, embezzlement or dishonesty with respect to business affairs of the Company or its successor whether or not the Company or its successor is materially harmed; (B) the Participant's conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; (C) the Participant's material breach of the employment agreement between the Company or its successor and the Participant; (D) failure of the Participant, after reasonable notice, to comply promptly with any valid and legal directive of the Board of Directors of the Company or its successor; or (E) a failure by the Participant to perform adequately his responsibilities under the employment agreement between the Company or its successor and the Participant as demonstrated by objective and verifiable evidence showing that the business operations under the Participant's control have been materially harmed as a result of the Participant's gross negligence or willful misconduct.

(d)    “Change in Control” shall have the meaning ascribed thereto in the Plan.

(e)    “CIC Date” means the date on which the relevant Change in Control shall have occurred.

(f)    “Committee” means the Board of Directors of Forward Air Corporation or such committee or committees appointed by the Board to administer the Plan.

(g)    “Common Shares” means shares of Common Stock issued in settlement of the Award.

(h)    “Company” means Forward Air Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Forward Air Corporation.

(i)    “Disability” means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death so long as such disability is within the meaning specified under Treas. Reg. § 1.409A-3(a)(4). The Administrator shall have sole authority to determine whether the Participant has suffered a Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

(j)    “Dividends Paid” means all dividends and other distributions paid on one share of the issuer’s common stock during the Performance Period.

(k)    “Ending Stock Price” means the closing price on the applicable stock exchange of one share of common stock on the last trading day of each measurement period.

(l)    “Insider Trading Policy” means the written policy of the Company pertaining to the sale, transfer or other disposition of the Company’s equity securities by members of the Board, officers or other employees who may possess material, non-public information regarding the Company, as in effect at the time of a disposition of any Common Shares.

(m)    “Material Change In Duties” shall be deemed to have occurred when, without the Participant’s consent, the Participant is assigned any duties inconsistent in any material respect with the Participant’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the CIC Date of the Change in Control, or any other action by the Company or its successor which results in a materially demonstrable diminution in such position, authority, duties or responsibilities. No Material Change in Duties shall be deemed to have occurred unless (i) the Participant notifies the Company or its successor in writing within 90 days after the assignment of materially inconsistent duties, and the Company or its successor fails to cure this material inconsistency within 30 days after receipt of the notice, and (ii) the termination of employment occurs no later than one year after the initial assignment of materially inconsistent duties.

(n)    “Peer Company” means each of the following (collectively, the “Peer Group”) C.H. Robinson Worldwide, Inc.; Echo Global Logistics, Inc.; Expeditors International of Washington, Inc.; Heartland Express, Inc. ; Hub Group, Inc.; J.B. Hunt Transport Services, Inc.; Knight Transportation, Inc.; Landstar System, Inc.; Marten Transport, Ltd.; Roadrunner Transportation Systems, Inc.; Saia, Inc.; and, Werner Enterprises, Inc.;. The Peer Companies shall be changed as follows:

(A) In the event that, at any time during the Performance Period, a Peer Company is no longer included in the same Standard & Poor’s Global Industry Classification Standard (“GICS”) industry group as the Company, such company shall no longer be a Peer Company.
(B) In the event that, at any time during the first 18 months of the Performance Period, a Peer Company enters into a definitive agreement to be acquired that is not rescinded or revoked by the end of Year 2, the peer will be eliminated.
(C) In the event that, at any time after the first 18 months of the Performance Period, a Peer Company is subject to a public announcement of a takeover attempt or enters into a definitive agreement to be acquired, it will be fixed above or below the Company using 30-trading day average prices up to the day before the announcement.
(D) In the event that, at any time during the Performance Period, a Peer Company enters into a definitive agreement to be acquired by the Company or one its subsidiaries, it will be eliminated for the entire measurement period.
(E) In the event that a Peer Company is involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during any of the measurement periods, such company shall remain a Peer Company with a -100% Total Shareholder Return.

(p)    “Performance Share” means a right to receive on the Settlement Date one (1) Common Share, subject to further restrictions as provided by this Agreement.

(o)    “Qualifying Termination” means the termination of Service of the Participant provided that such termination is either (a) initiated by the Company or a parent or subsidiary of the Company, or a successor to any such entity for a reason other than Disability, death, Retirement or for Cause, or (b) initiated by the Participant for a Material Change in Duties.

(q)    “Retirement” means the Participant’s termination of Service with the Company and its Affiliates on or after attainment of age 65.

(r)    “Section 409A” means Section 409A of the Code and any applicable regulations or administrative guidelines promulgated thereunder.

(s)    “Section 409A Deferred Compensation” means compensation payable pursuant to the Award granted to a Participant subject to United States income taxation that constitutes nonqualified deferred compensation for purposes of Section 409A.

(t)    “Service” means the Participant’s employment or consultancy with, or performance of other services for, the Company and its Affiliates. If the Participant ceases to be a “common law employee” of the Company but continues to provide bona fide services to the Company following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of Service shall not be deemed to have occurred for purposes of this Agreement upon such change in capacity. The

Participant’s Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which the Participant is employed or otherwise has a service relationship is not Forward Air Corporation or its successor or an Affiliate of Forward Air Corporation or Forward Air Corporation’s successor.

(u)    “Settlement Date” means the date so specified on the Grant Notice; provided, however, that in the event of termination of the Participant’s Service by reason of death or Disability, the term “Settlement Date” shall mean the sixtieth (60th) day after the day on which the Participant’s Service terminates.

(v)    “Substitute Award” means, upon the occurrence of a Change in Control, the outstanding Award that is assumed or an equivalent award, as determined in the discretion of the Committee, that is granted in substitution for the outstanding Award by the successor corporation to the Company or a parent or subsidiary of such successor corporation. For the avoidance of doubt, a Substitute Award with respect to the Award outstanding as of immediately before the Change in Control may include, without limitation, an award that consists of a notional account that, as of the CIC Date, is credited with an amount equal to the product of (a) the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control multiplied by (b) the greater of (i) 100% of the Target Number of Performance Shares specified on the Grant Notice or (ii) the number of Performance Shares that would have become vested as of the Performance Share Vesting Date, based on the TSR Multiplier attained as of the CIC Date, determined as if the CIC Date is the last day of the Performance Period, and which notional account becomes vested and shall be paid to the Participant on the original Performance Share Vesting Date specified on the Grant Notice provided that the Participant’s Service with the Company or its successor, or a parent or subsidiary of such successor corporation, continues through such date, subject to earlier payment pursuant to Section 5.5 of this Agreement. The value of the notional account may, but need not, be credited with interest, earnings and losses or otherwise fluctuate by reference to stock of the Company or the acquiring entity or any parent company of the acquiring entity, and the notional account may be settled in cash, stock of the Company or the acquiring entity or any parent company of the acquiring entity, or other property.

(w)    “Total Shareholder Return” means an issuer’s total appreciation realized in its common stock value, inclusive of dividends and other distributions paid, expressed as a percentage and determined by dividing (A) the sum of (I) the Ending Stock Price minus the Beginning Stock Price plus (II) Dividends Paid, by (B) the Beginning Stock Price, rounded to one decimal place (e.g., 3.3%). In calculating Total Shareholder Return, all dividends are assumed to have been reinvested in shares on the ex-dividend date.

The Total Shareholder Return for each Peer Company and the Company will be calculated based on the Ending Stock Price on the last trading day of each of the four fiscal quarters of the third fiscal year of the Performance Period and a TSR Multiplier (as defined below) will be calculated for each quarter. The four quarterly TSR Multipliers will be averaged to determine the final payout for the Performance Period.

(x)    “TSR Multiplier” means a number determined as follows:

TSR Percentile Ranking	TSR Multiplier
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

The TSR Multiplier for an achieved TSR Percentile Ranking falling between the percentages set forth in the table above shall be determined by straight-line interpolation.

(y)    “TSR Percentile Ranking” means the Company’s percentile ranking relative to the Peer Companies, based on Total Shareholder Return, calculated as follows: 1 - [(Company Rank - 1)/(Total Number of Peer Companies + the Company - 1)], rounding to the nearest whole percentile. For example, if the Company is ranked third out of a group of 13 consisting of the 12 Peer Companies plus the Company, the TSR Percentile Ranking is calculated as 1 - [(3 - 1)/(12 + 1 - 1)] or 1 - (2/12) or 1 - 0.1667 or the 83rd percentile. The Company’s rank is determined by ordering the Peer Companies and the Company from highest to lowest based on Total Shareholder Return for each measurement period and counting down from the entity with the highest Total

Shareholder Return (ranked first) to the Company’s position on the list. If two entities are ranked equally, the ranking of the next entity shall account for the tie, so that if one entity is ranked first and two entities are tied for second, the next entity is ranked fourth. In the event of a tie between Company and a member of the Peer Group in TSR ranking (including TSR rankings within 1/10th of one percent), the Company will be ranked above the applicable member of the Peer Group for the applicable measurement period.

{End of Agreement}